Exhibit 99.1

15 April 2014

Board of Directors.

Over the past two weeks I’ve tried to make clear my concerns regarding this board’s lack of independence and confidentiality in its conduct of business.  I laid out steps the board could take to remedy the situation and allow a quick transition to a truly independent board of healthcare and healthcare services executives.

Due to this board’s unwillingness to transition, the company has constructively terminated me without cause, and I am giving written notice of my resignation from my roles as CEO and Director, effective immediately.  Please note that this termination without cause entitles me to the severance payments provided for in Section 5.c. of my employment agreement.

Sincerely,

/s/ Tim Lankes
Tim Lankes

cc:           Bradley D. House, Akerman, LLC